Exhibit 99.1

CONTACTS
Company Contact:	Investor Relations Contact:
Wes Winnekins, CFO	Joe Dorame, Robert Blum, Joe Diaz
Health Fitness Corporation	Lytham Partners, LLC
(952) 897-5275	(602) 889-9700
E: fit@lythampartners.com
HealthFitness Announces Year-End 2008 Financial Results
Q4 2008 Highlights:
•	Total revenue increased 12.6 percent in Q4

•	Gross margin expanded to 31.7 percent from 27.0 percent

•	Health management segment revenue grew 36.0 percent

•	Net earnings: $1.2 million vs. $0.02 million — EPS: $0.12 vs. $0.02
Minneapolis — (March 4, 2009) — Health Fitness Corporation (NYSE Alternext US: FIT), a leading provider of integrated employee health and productivity management solutions, today announced financial results for the fourth quarter and the year ended December 31, 2008.
For the fourth quarter, revenues increased 12.6 percent to $21.7 million compared to $19.2 million in the fourth quarter of 2007. Gross profit during the quarter rose to $6.9 million, from $5.2 million in the comparable quarter last year. Operating income totaled $2.1 million for the quarter, up from $0.4 million for the same period in 2007. Net earnings were $1.2 million, or $0.12 per diluted share, versus $0.2 million, or $0.02 per diluted share, in the fourth quarter of 2007.
2008 Fourth Quarter Business Segment Information
Revenue and gross profit information by segment:
Health Management

	(in thousands)
REVENUE	Q4 2008	Q4 2007
Staffing Services	$4,724	$4,202
Program Services	$6,912	$4,352
Total Health Mgmt.	$11,636	$8,554

GROSS PROFIT	Q4 2008	Q4 2007
Staffing Services	$1,332	$1,016
Program Services	$3,273	$1,533
Total Health Mgmt.	$4,605	$2,549
During the fourth quarter, health management segment revenue grew 36.0 percent compared to the same period in 2007. Within the segment, staffing services revenue increased 12.4 percent, which is attributable to new customers and the expansion of services to existing customers. Program services revenue grew 58.8 percent compared to the 2007 fourth quarter. This gain was primarily driven by 98 percent growth in biometric screenings, 178 percent growth in health coaching and advising services and 89 percent growth in flu shots.
Gross margin for the health management segment was 39.6 percent for the quarter, up from 29.8 percent for the prior-year period. Within the segment, gross margin for program services increased to 47.4 percent, from 35.2 percent for the prior-year period, which was driven by a gross profit increase of $910,000 for biometric screenings, an increase of $562,000 for health coaching and advising services, and an increase of $352,000 for flu shot services. These increases are attributed to higher revenue, better pricing and more productive utilization of service delivery labor.
Gross margin for staffing services expanded to 28.2 percent for the quarter from 24.2 percent for the prior-year period, which reflects better pricing on new business, a better utilization of full-time labor and lower variable operating expenses.
Fitness Management

	(in thousands)
REVENUE	Q4 2008	Q4 2007
Staffing Services	$9,453	$9,903
Program Services	$572	$778
Total Fitness Mgmt.	$10,025	$10,681

GROSS PROFIT	Q4 2008	Q4 2007
Staffing Services	$2,022	$2,365
Program Services	$246	$277
Total Fitness Mgmt.	$2,268	$2,642
During the 2008 fourth quarter, fitness management segment revenue decreased 6.2 percent compared to the same period last year, which primarily reflects revenue loss related to contract terminations during 2007 and 2008.
Gross margin for the fitness management segment decreased to 22.6 percent, from 24.7 percent during the prior-year period, reflecting a margin decrease of 250 basis points for staffing services, which is attributed to the revenue loss from contract terminations.
Gregg Lehman, PhD., president and chief executive officer, said, “Our financial results for the fourth quarter were very strong. With revenues increasing 12.6 percent, and a focus on managing expenses, we generated net income of $1.2 million versus $0.2 million for last year’s fourth quarter. The results for the quarter were positively impacted by a substantial increase in screening, health coaching and flu shot services. In fact, almost 40 percent of our screening participants for the year occurred during the fourth quarter, which is attributed to many customers requesting delivery of these services prior to the start of a new benefit year.”
Dr. Lehman continued, “From a strategic standpoint, this is the first quarter where revenues in our higher margin health management business exceeded revenues in our fitness management business. This is an important inflexion point for HealthFitness as our plan to develop an integrated health management company is achieving real traction.”
Fourth Quarter and Fiscal Year-end Commitments and RFPs
During the quarter, the company secured one new health management commitment, one health management expansion and one new fitness management commitment, which combined may realize annualized revenue of $0.8 million. Fitness and health management contract cancellations totaled $2.7 million for the quarter, which is comprised of $1.2 million for fitness management and $1.5 million for health management. These cancellations reflect the continuing weakness in the economy and the challenges companies expect to face during 2009. During the fourth quarter, the company received 11 RFPs for health management services and two RFPs for fitness management services.

For the year ended December 31, 2008, the company received a total of 16 health management commitments and expanded services with three existing health management customers. In addition, the company received three fitness management commitments and expanded services with four fitness management customers. Combined commitment and service-expansion activity for 2008 may realize annualized revenue of $6.9 million, to be partially offset by a potential annualized revenue loss of $4.5 million from contract cancellations, of which $2.7 million is attributed to fitness management and $1.8 million is attributed to health management.
For the year, the company had received 82 RFPs for health management services and 23 RFPs for fitness management services.
Year-End 2008 Financial Results
For the year ended December 31, 2008, revenue increased 11.0 percent to $77.7 million, from $70.0 million in the previous year. Gross profit rose 20.9 percent to $23.7 million, or 30.6 percent of revenue, from $19.6 million, or 28.1 percent of revenue, for the prior year.
Operating income was $4.8 million for the year ended December 31, 2008, up from $1.9 million during the prior year, primarily reflecting a 250 basis point increase in gross margins, which is attributed to the 32.6 percent growth in higher margin health management services. For the year, net earnings applicable to common shareholders climbed to $2.7 million from $0.9 million last year. Net earnings per diluted share totaled $0.28 compared to $0.09 last year.
“Our financial results for the year were also very strong,” said Dr. Lehman. “The health management business achieved 32.6 percent revenue growth and featured much better margins compared to 2007. Over time, we expect that health management will continue to grow as a percentage of our overall business, which historically has enhanced our margins and profitability. We also believe that fitness management will continue to be a very important component of our overall business in the coming years. In addition to generating predictable revenue and cash flow, our fitness customers represent an opportunity to further grow health management revenue by introducing the benefits of our employee health improvement programs.”
“All of that said, customer reaction to the deteriorating macroeconomic conditions did take a toll, as we experienced a higher level of customer attrition during the fourth quarter. Health management annualized revenue losses amounted to $1.5 million for the quarter, and fitness management annualized revenue losses amounted to $1.2 million. We believe that 2008 attrition will be largely offset by the development of new business this year. At the same time, the economy has also lengthened the sales cycle for new opportunities, which we believe will challenge our ability to increase 2009 revenues on a basis consistent with past growth. We do, however, expect 2009 profitability to remain strong.”
“During 2009, we will maintain our focus on expense management, process improvement and cash accumulation to improve the financial strength of the company. With a growing cash position and no long-term debt, we believe HealthFitness is well positioned to benefit as economic conditions return to more normal levels,” concluded Dr. Lehman.”

Balance Sheet
The company ended 2008 with $1.3 million in cash, compared to $1.9 million at the end of 2007; the decrease primarily reflecting the company’s $2.3 million stock repurchase during the second quarter of 2008. Working capital at December 31, 2008 totaled $10.7 million, up approximately $2.2 million compared to December 31, 2007. At December 31, 2008, the company had no balance outstanding on its $3.25 million credit facility, and had stockholders’ equity of $28.0 million.
Reverse Stock Split
On October 6, 2008, the company completed a one-for-two reverse split of its common stock. All common share information and all “per share” information related to our common stock in this release has been restated to reflect the one-for-two reverse split.
HealthFitness listed on NYSE Alternext US
On October 21, 2008, the company announced the approval of its application to list its common stock on the NYSE Alternext US, formerly the American Stock Exchange. Trading on the NYSE Alternext US began on Wednesday, Oct. 22, 2008 under the ticker symbol FIT.
Conference Call
The Company will conduct a conference call to discuss its financial results for the fourth quarter and fiscal year ended December 31, 2008. The call will be at 5:00 p.m. ET on Wednesday, March 4, 2009.
Participants can dial (888) 396-5640 or (706) 643-0580 to access the conference call, or can listen via a live Internet web cast, which can be found at www.hfit.com. A replay of the call is available by visiting www.hfit.com for the next 30 days or by calling (800) 642-1687 or (706) 645-9291, access code 83087940, through March 7, 2009.
About HealthFitness
HealthFitness is a leading provider of integrated employee health improvement services to Fortune 500 companies, the health care industry and individual consumers. With 30-plus years of experience, HealthFitness partners with employers to effectively manage health care and productivity costs by improving individual health and well-being. HealthFitness provides a portfolio of health and fitness management solutions, including best-in-class integration, INSIGHT® Health Risk Assessments, screenings, EMPOWERED™ Health Coaching, and fitness facility design and management. For more information on HealthFitness, visit www.hfit.com.
Forward Looking Statements
Certain statements in this release, including, without limitation, management’s expectation that the company’s health management segment will continue to grow as a percentage of the overall business, which should allow the company to further enhance margins and profitability, management’s belief that the company’s fitness management segment will continue to be a very important component of future business because fitness customers represent an opportunity to further grow health management revenue, management’s belief that 2008 attrition will be largely offset by the development of new business in 2009, management’s belief that the weak economy will challenge its ability to increase annual revenues on a basis consistent with past growth, and management’s expectation that the company’s 2009 profitability will remain strong, are forward-looking statements. In addition, the estimated annualized revenue value of our new and lost customers is a forward looking statement, which is based upon an estimate of the anticipated annualized revenue to be realized or lost. Such information should be used only as an indication of the activity we have recently experienced in our two business segments. These estimates, when considered together, should not be considered an indication of the total net, incremental revenue growth we expect to generate in 2009 or in any year, as actual net growth may differ from these estimates due to actual staffing levels, participation rates and service duration, in addition to other revenue we may lose in the future due to customer termination. Any statements that are not based upon historical facts, including the outcome of events that have not yet occurred and our expectations for future performance, are forward-looking statements. The words “potential,” “believe,” “estimate,” “expect,” “intend,” “may,” “could,” “will,” “plan,” “anticipate,” and similar words and expressions are intended to identify forward-looking statements. Such statements are based upon the current beliefs and expectations of our management. Actual results may vary materially from those contained in forward-looking statements based on a number of factors including, without limitation, our inability to deliver the health management services demanded by major corporations and other clients, our inability to successfully cross-sell health management services to our fitness management clients, our inability to successfully obtain new business opportunities, our failure to have sufficient resources to make investments, our ability to make investments and implement strategies successfully, continued delays in obtaining new commitments and implementing services, the continued deterioration of general economic conditions, and other factors disclosed from time to time in our filings with the U.S. Securities and Exchange Commission including our Form 10-K for 2007. You should take such factors into account when making investment decisions and are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statements.
Financial tables on following pages

HEALTH FITNESS CORPORATION
FOR THE QUARTERS AND YEARS ENDED DECEMBER 31, 2008 AND 2007 (UNAUDITED)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2008	2007	2008	2007

REVENUE	$21,660,861	$19,235,793	$77,676,409	$69,958,051

COSTS OF REVENUE	14,787,471	14,044,969	53,936,883	50,317,174

GROSS PROFIT	6,873,390	5,190,824	23,739,526	19,640,877

OPERATING EXPENSES
Salaries	2,903,283	2,949,641	11,852,588	10,769,048
Other selling, general and administrative	1,856,216	1,831,851	6,937,189	6,840,621
Amortization of acquired intangible assets	36,682	42,770	164,993	171,081

Total operating expenses	4,796,181	4,824,262	18,954,770	17,780,750

OPERATING INCOME	2,077,209	366,562	4,784,756	1,860,127

OTHER INCOME (EXPENSE)

Interest expense	(1,104)	(12,400)	(21,487)	(35,771)
Other, net	296	(6,771)	708	(8,627)

EARNINGS BEFORE INCOME TAXES	2,076,401	347,391	4,763,977	1,815,729

INCOME TAX EXPENSE	883,082	139,334	2,041,896	905,978

NET EARNINGS	$1,193,319	$208,057	$2,722,081	$909,751

NET EARNINGS PER SHARE:
Basic	$0.12	$0.02	$0.28	$0.09
Diluted	0.12	0.02	0.28	0.09

WEIGHTED AVERAGE COMMON SHARES:
Basic	9,620,705	9,943,563	9,783,384	9,842,990
Diluted	9,665,190	10,414,416	9,894,025	10,296,556

HEALTH FITNESS CORPORATION
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2008 AND 2007 (Unaudited)

	2008	2007
ASSETS

CURRENT ASSETS
Cash	$1,300,620	$1,946,028
Trade and other accounts receivable, less allowances of $317,600 and $243,300	16,306,197	14,686,879
Inventory	347,510	569,458
Prepaid expenses and other	354,257	226,891
Deferred tax assets	288,626	406,367

Total current assets	18,597,210	17,835,623
PROPERTY AND EQUIPMENT, net	1,243,413	1,400,570

OTHER ASSETS
Goodwill	14,546,250	14,546,250
Software technology, less accumulated amortization of $1,301,300 and $795,100	1,977,071	1,734,920
Trademark, less accumulated amortization of $438,700 and $345,500	54,400	147,561
Other intangible assets, less accumulated amortization of $313,600 and $241,700	215,500	287,334
Other	—	9,807

	$36,633,844	$35,962,065

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Trade accounts payable	$1,470,440	$2,121,154
Accrued salaries, wages, and payroll taxes	2,632,329	4,011,580
Other accrued liabilities	1,664,710	1,187,045
Accrued self funded insurance	310,511	333,724
Deferred revenue	1,820,960	1,722,254

Total current liabilities	7,898,950	9,375,757
DEFERRED TAX LIABILITY	751,769	108,623

LONG-TERM OBLIGATIONS	—	—

COMMITMENTS AND CONTINGENCIES	—	—

STOCKHOLDERS’ EQUITY
Common stock, $0.01 par value; 25,000,000 shares authorized; 9,647,404 and 9,964,294 shares issued and outstanding at December 31, 2008 and 2007	96,474	99,643
Additional paid-in capital	28,263,803	29,449,853
Accumulated comprehensive income from foreign currency translation	(83,835)	(56,413)
Accumulated deficit	(293,317)	(3,015,398)

	27,983,125	26,477,685

	$36,633,844	$35,962,065